ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated November 18, 2009

Performance Securities
Linked to the UBS V10 Currency Index with Volatility Cap

UBS AG $• Securities Linked to UBS V10 Currency Index with Volatility Cap due on or about November 30, 2012

Investment Description

These Performance Securities are senior unsecured securities issued by UBS AG (the “Issuer”) linked to the UBS V10 Currency Index with Volatility Cap (the “Securities”), the return on which is linked to the performance of the UBS V10 Currency Index with Volatility Cap (the “UBS V10 Currency Index” or the “Index”). The Securities provide enhanced participation in any price appreciation in the Index, but your investment is exposed to any price depreciation in the Index. At maturity, the Securities provide a return of between 110% and 120% (the “Participation Rate”) (the actual Participation Rate will be determined on the Trade Date) of any positive Index Return. If the Index Return is negative, you will lose 1% (or a fraction thereof) of your principal amount for every 1% (or fraction thereof) that the Index Return is below 0%. Your investment in the Securities is subject to significant risk. If the level of the Index declines over the term of the Securities, you may lose up to your entire investment. The Securities do not pay interest. Any payment on the Securities is subject to the creditworthiness of UBS, as Issuer of the Securities.

Features
☐	Growth Potential — The Securities provide the opportunity for leveraged participation in any appreciation of the UBS V10 Currency Index between the Trade Date and the Final Valuation Date. The Securities are not subject to a maximum gain. There can be no assurance of a positive Index Return.
☐	Volatility Filter — The Volatility Filter functions as an indicator that causes the reversal of notional open positions underlying the UBS V10 Currency Index during times when our model predicts, based on the assumptions reflected in the design of the Index, that long positions in low yielding currencies and short positions in high yielding currencies will likely outperform long positions in high yielding currencies and short positions in low yielding currencies, and vice versa.
☐	No Principal Protection — The Securities do not offer any protection of your initial investment.
☐	U.S. Dollar Denominated — The Securities trade in and are settled in U.S. dollars.

Key Dates(1)

Trade Date	November 24, 2009
Settlement Date	November 30, 2009
Final Valuation Date(2)	November 27, 2012
Maturity Date(2)	November 30, 2012
(1)	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
(2)	Subject to postponement in the event of a disruption event.
Security Offerings

These preliminary terms relate to the Securities linked to the UBS V10 Currency Index. Since the Securities are not principal protected even if held to maturity, investors may lose their entire investment in the Securities whether positive or negative return. The Securities do not bear interest. Any payment on the Securities is subject to the creditworthiness of the Issuer. The Securities are offered at a minimum investment of 10 Securities at $1,000 per Security (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Index	Index Starting Level	Index Bloomberg Symbol	CUSIP	ISIN
UBS V10 Currency Index with Volatility Cap	•	UBFSV10V <Index>	90261JEZ2	US90261JEZ21

See “Additional Information about UBS and the Securities” on page 2. See “Indicative Terms” on page 3. The Securities we are offering will have the terms set forth in the accompanying prospectus supplement, the accompanying prospectus and this free writing prospectus . For information about the UBS V10 Currency Index, please see “The UBS V10 Currency Index with Volatility Cap” on page PS-17 of the prospectus supplement. See “Key Risks” beginning on page 7 of this free writing prospectus and “Risk Factors” beginning on page PS-8 of the prospectus supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of the Issuer and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to the Issuer
Per Security	$1,000.00	$25.00	$975.00
Total	•	•	•

UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for Medium Term Securities linked to the UBS V10 Index with Volatility Cap and a Currency and Commodity Supplement) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7270.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated November 18, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000609/c167020_69544-424b2.htm

♦	Currency and Commodity Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000045/v136621_69520-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refers to the Performance Securities linked to the UBS V10 Currency Index that are offered hereby. Also, references to the “prospectus supplement” are to the UBS prospectus supplement, dated November 18, 2009, references to the “Currency and Commodity Supplement” mean the UBS Currency and Commodity Supplement, dated January 13, 2009, and references to “accompanying prospectus” are to the UBS prospectus, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an investment with a leveraged return linked to the performance of a foreign exchange strategy like the one employed by the UBS V10 Currency Index.
♦	You believe the Index Return will be positive.
♦	You have a moderate to high risk tolerance and are willing to invest in securities that offer no principal protection, and are willing to risk losing up to 100% of your investment.
♦	You are willing to accept a cash payment at maturity that may be less than the principal amount of your Securities.
♦	You do not seek current income from this investment.
♦	You are willing to hold the Securities to maturity, a term of 3 years, and are aware that there may be little or no secondary market for the Securities.
♦	You are willing to accept the risk of fluctuations in the market prices and interest rate yields of the Eligible Currencies.
♦	You are willing to make an investment that will be exposed to both upside and downside price risks on long and short positions in the foreign exchange forward contracts underlying the UBS V10 Currency Index as they may be dynamically adjusted in response to market conditions.
♦	You are comfortable with the creditworthiness of UBS, as the issuer of the Securities.

The Securities may not be suitable for you if:

♦	You seek an investment that offers any principal protection.
♦	You are not willing to accept the risks of foreign exchange trading in general or the risks associated with the UBS V10 Currency Index in particular.
♦	You do not believe the Index Return will be positive.
♦	You are not willing to make an investment that will be exposed to both upside and downside price risks on long and short positions in the foreign exchange forward contracts underlying the UBS V10 Currency Index as they may be dynamically adjusted in response to market conditions.
♦	You prefer lower risk (and accept the potentially lower returns) of fixed income investments with comparable maturities and issuer credit ratings that bear interest at a prevailing market rate.
♦	You seek current income from your investments.
♦	You are unable or unwilling to hold the Securities to maturity.
♦	You seek an investment for which there will be an active secondary market.
♦	You are not willing or are unable to assume the credit risk associated with UBS, as issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page PS-8 of the prospectus supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Size	•
Issue Price	$1,000 per Security; minimum purchase of 10 Securities.
Minimum Investment	$10,000
Term	3 years
Index	UBS V10 Currency Index with Volatility Cap (Bloomberg: UBFSV10V <Index>
Index Starting Level	The level of the Index at approximately 4:00 p.m., Zurich time, on the Trade Date.
Index Ending Level	The level of the Index at approximately 4:00 p.m., Zurich time, on the Final Valuation Date.
Participation Rate	110% – 120% (the actual Participation Rate will be determined on the Trade Date)
Payment at Maturity	At maturity, you will receive a cash payment that is based on the Index Return:

•

If the Index Return is positive, you will receive 100% of the principal amount of your Securities plus an additional payment equal to the product of (i) the principal amount of your Securities, (ii) the Index Return and (iii) the Participation Rate.

• If the Index Return is 0%, you will receive 100% of the principal amount of your Securities.
• If the Index Return is negative, you will lose 1% (or a fraction thereof) of the principal amount of your Securities for each 1% (or a fraction thereof) that the Index Return is below 0%.
Accordingly, if the Index Return is negative, you may lose up to 100% of your investment.
Index Return	A percentage equal to:
(i) the Index Ending Level minus the Index Starting Level; divided by
(ii) the Index Starting Level.
Coupon Payment	We will not pay you interest during the term of the Securities.
ISIN	US90261JEZ21
CUSIP	90261JEZ2
Final Valuation Date	November 27, 2012, unless the calculation agent determines that a Disruption Event (as defined in the prospectus supplement) occurs or is continuing on such day or unless the Final Valuation Date is not a business day. In that event, the Final Valuation Date will be the first following business day on which the calculation agent determines that a Disruption Event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than ten business days.

Determining Payment at Maturity

If the Index Return is negative, you will lose 1% (or a fraction thereof) of the principal amount of your Securities for every 1% (or a fraction thereof) that the Index Return is below 0%. For each $1,000 invested, your payment at maturity will be calculated as follows:

$1,000 + ($1,000 x Index Return)

Accordingly, if the Index Ending Level is less than the Index Starting Level, you will lose up to the entire principal amount of your Securities.

How will your payment at maturity be calculated?

Your payment at maturity will depend on the Index Ending Level relative to the Index Starting Level.

♦	If the Index Ending Level is more than the Index Starting Level (i.e. the Index Return is positive), you will receive the principal amount of the Securities plus an additional amount based on the Index Return multiplied by the Participation Rate.
♦	If the Index Ending Level is less than or equal to the Index Starting Level (i.e. the Index Return is zero or negative), you will lose 1% of the principal amount of the Securities for every 1% decline in the value of the Index.

Step 1: Calculate the Index Return

Index Return  =
Index Ending Level – Index Starting Level

Index Starting Level

Step 2: Calculate the payment at maturity

If the Index Return is positive, your payment at maturity per Security will be calculated as follows:

$1,000 + ($1,000 × Index Return × Participation Rate)

If the Index Return is zero, you will receive 100% of the principal amount of your Securities.

If the Index Return is negative, your payment at maturity per Security will be calculated as follows:

$1,000 + ($1,000 × Index Return)

Scenario Analysis and Examples of Payment at Maturity

The following examples illustrate scenarios for the Payment at Maturity of the Securities assuming a Participation Rate of 115%.

Hypothetical Performance at Maturity:

Hypothetical Index Return	Cash Settlement Amount	Cash Settlement Amount – issue Price	Percentage Return on the Securities
100.00%	$2,150.00	$1,150.00	115.00%
90.00%	$2,035.00	$1,035.00	103.50%
80.00%	$1,920.00	$920.00	92.00%
70.00%	$1,805.00	$805.00	80.50%
60.00%	$1,690.00	$690.00	69.00%
50.00%	$1,575.00	$575.00	57.50%
40.00%	$1,460.00	$460.00	46.00%
30.00%	$1,345.00	$345.00	34.50%
20.00%	$1,230.00	$230.00	23.00%
10.00%	$1,115.00	$115.00	11.50%
5.00%	$1,057.50	$57.50	5.75%
0.00%	$1,000.00	$0.00	0.00%
-5.00%	$950.00	-$50.00	-5.00%
-10.00%	$900.00	-$100.00	-10.00%
-20.00%	$800.00	-$200.00	-20.00%
-30.00%	$700.00	-$300.00	-30.00%
-40.00%	$600.00	-$400.00	-40.00%
-50.00%	$500.00	-$500.00	-50.00%
-60.00%	$400.00	-$600.00	-60.00%
-70.00%	$300.00	-$700.00	-70.00%
-80.00%	$200.00	-$800.00	-80.00%
-90.00%	$100.00	-$900.00	-90.00%
-100.00%	$000.00	-$1,000.00	-100.00%

Hypothetical Examples:

The following additional payment examples for the Securities show scenarios for the Payment at Maturity of the Securities, illustrating positive and negative Index Returns. The following examples are based on the following assumptions:*

Principal Amount:	$1,000 per Security
Index Starting level:	550
Participation Rate:	115%

*The actual Index Starting Level for each Security will be set on the Trade Date.

Example 1: The level of the Index increases from an Index Starting Level of 550 to an Index Ending Level of 605. Because the Index Ending Level is 605 and the Index Starting Level is 550, the Index Return is positive and calculated as follows:

(605 – 550)/550 = 10%

Because the Index Return is equal to 10%, the payment at maturity is equal to $1,115 per Security calculated as follows:

$1,000 + ($1,000 × 10% × 115%) = $1,115

Example 2: The level of the Index decreases from an Index Starting Level of 550 to an Index Ending Level of 385. Because the Index Ending Level is 385 and the Index Starting Level is 550, the Index Return is negative and calculated as follows:

(385 – 550)/550 = -30%

Because the Index Return is equal to -30%, the payment at maturity is equal to $700 per Security calculated as follows:

$1,000 + ($1,000 × -30%) = $700

If the Index Return is negative, you will lose some and up to your entire investment.

Hypothetical Historical Performance of the UBS V10 Currency Index

The UBS V10 Currency Index was first published on May 6, 2009 with a base date of January 1, 1998 and a base Index level of 100 on the base date. The following graph shows the performance of the UBS V10 Currency Index from September 14, 1998 through November 13, 2009. Because the UBS V10 Currency Index was created only on May 6, 2009, the Index Sponsor has retrospectively calculated the levels of the UBS V10 Currency Index based on actual historical interest rates and forward exchange rates and implied volatilities for the Eligible Currencies on all dates prior to May 6, 2009, using the same methodology as described below. Although the Issuer believes that this retrospective calculation represents accurately and fairly how the UBS V10 Currency Index would have performed from September 14, 1998 through May 6, 2009, the UBS V10 Currency Index did not, in fact, exist before May 6, 2009 and certain assumptions were made in the retrospective calculation that may have affected the UBS V10 Currency Index’s hypothetical performance during this period. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the UBS V10 Currency Index was possible at any time prior to May 6, 2009. In any event, the historical level of the UBS V10 Currency Index should not be taken as an indication of future performance, and no assurance can be given as to the Index level on any given date.

UBS V10 Currency Index Performance

Historical performance is not indicative of future performance. There can be no assurance that the performance of the Eligible Currencies in the period between 1998 and the date of this Free Writing Prospectus will be repeated in whole or in part.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply generally to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	No Principal Protection / You may lose some or all of your principal — The Securities have no guaranteed principal protection. If the Index Ending Level is less than the Index Starting Level, you will lose up to 100% of your investment in the Securities. Because the Securities are unsecured obligations of the Issuer, payment of any amount at maturity is subject to the Issuer’s ability to pay its obligations as they become due. The Securities combine features of equity and debt. The Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or any interest during the term of the Securities. Instead, we will pay you in cash at maturity an amount based on the performance of the UBS V10 Currency Index.
♦	The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of the Issuer with the same stated maturity date.
♦	Market risk — The return on the Securities at maturity, which may be positive or negative, is directly linked to the performance of the UBS V10 Currency Index and will depend on whether, and the extent to which, the Index Return is positive or negative. The Index Return is dependent upon the performance of the underlying foreign exchange forward contracts, which, in turn, will be affected by fluctuations in the markets for the Eligible Currencies. The value of the Securities may be affected by a number of economic and market factors that will affect the market for the Securities and foreign exchange markets generally.
♦	Legal and regulatory risks — Legal and regulatory changes could adversely affect foreign exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to foreign exchange rates, but any such action could cause unexpected volatility and instability in foreign exchange markets with a substantial and adverse effect on the performance of the UBS V10 Currency Index and, consequently, on the value of the Securities.
♦	Foreign exchange markets may be volatile — Foreign exchange markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign exchange rate risks include, but are not limited to, convertibility risk, transferability risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Securities could be affected by action of the governments involving the currencies in the UBS V10 Currency Index. These factors may affect the values of the component currencies reflected in the UBS V10 Currency Index and the value of your Securities in varying ways, and different factors may cause the values of the underlying currencies, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.
♦	Changes to level of the Index — If the index sponsor makes certain changes to the methodology for calculating the UBS V10 Currency Index, or the index sponsor suspends or discontinues publication of the UBS V10 Currency Index on or during the Final Valuation Date and for ten business days thereafter, the calculation agent will determine the Index Ending Level in accordance with the formula for and method of calculating the Index level last in effect prior to such modification, suspension or discontinuation, as practicable.
♦	Substitute Currency — If a Currency is converted into, or there is substituted for the currency, another currency (the “New Currency”) pursuant to applicable law or regulation (the “Relevant Law”), such currency in the currency pair shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.
♦	Owning the Securities is not the same as owning the underlying foreign exchange forward contracts — The return on your Securities may differ from the return you would realize if you actually purchased the underlying foreign exchange forward contracts and converted your gains and losses into U.S. dollars on the Final Valuation Date. If the level of the UBS V10 Currency Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount or at all. It is also possible for the level of the UBS V10 Currency Index to increase while the market value of the Securities declines.
♦	Credit of the Issuer — The Securities are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of the Issuer to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Issuer may affect the market value of the Securities and, in the event the Issuer were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.
♦	No interest payments — You will not receive any interest payments on the Securities during their term.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the

Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
♦	Potential Conflicts — The Issuer and its affiliates play a number of roles in connection with the Securities, including publishing and disseminating the level of the Index, acting as calculation agent and hedging our obligations under the Securities. The economic interests of the calculation agent and other affiliates in performing these duties may be adverse to your interests as a holder of the Securities. In addition, the Issuer or its affiliates may publish research, express opinions or make recommendations that are inconsistent with investing in or holding the Securities. Such research, opinions or recommendations could affect the performance of the UBS V10 Currency Index, the volatility of foreign exchange markets or the market value of the Securities.
♦	You must rely on your own evaluation of the merits of an investment linked to the UBS V10 Currency Index — In the ordinary course of business, the Issuer or one or more of its affiliates from time to time expresses views on expected movements in foreign exchange rates. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign exchange may at any time have significantly different views from views of the Issuer or those of its affiliates. For reasons such as these, The Issuer believes that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the foreign exchange markets and not rely on views which may be expressed by the Issuer or its affiliates in the ordinary course of business with respect to future foreign exchange rates. We encourage you to consult your own financial advisors and make your own independent investigation regarding the merits of the UBS V10 Currency Index and an investment in the Securities.
♦	Potential impact of the Issuer trading in the foreign exchange and foreign exchange derivative markets — The Issuer and its affiliates are active participants in the interbank foreign exchange and foreign exchange derivative markets as dealers, proprietary traders and agents for our customers. Therefore, at any given time we may be participants in foreign exchange or foreign exchange derivative transactions. In addition, we may be engaged in trading in instruments linked to the spot rates on the Eligible Currencies on a regular basis as part of our general broker-dealer and other businesses for proprietary accounts, for other accounts under our management or to facilitate transactions for customers, including block transactions. The Issuer or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the spot rates on the Eligible Currencies. By introducing competing products into the marketplace in this manner, the Issuer or its affiliates could adversely affect the market value of the Securities.
♦	Trading and other transactions by the Issuer or its affiliates in the foreign exchange and currency derivative market may impair the value of the Securities — We or one or more of our affiliates may hedge our foreign currency exposure from the Securities by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the UBS V10 Currency Index and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or our affiliates may also engage in trading in instruments linked to the UBS V10 Currency Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. The Issuer or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the UBS V10 Currency Index. By introducing competing products into the marketplace in this manner, the Issuer or its affiliates could adversely affect the market value of the Securities.

♦	There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS AG, Zurich branch, will serve as the calculation agent. UBS AG, Zurich branch will, among other things, decide the amount paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-30 of the prospectus supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the UBS V10 Currency Index has occurred or is continuing on a day when the calculation agent will determine the payment at maturity. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.
♦	The Issuer will determine the market price of the foreign exchange forward contracts underlying the Index — The foreign exchange forward contracts underlying the UBS V10 Currency Index are standard three-month foreign exchange forward contracts traded in the over-the-counter market. The prices of such contracts used to calculate gains and losses from notional settlement of hypothetical positions will be based on the market prices at 4:00 p.m. Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the applicable valuation date. See “The UBS V10 Currency Index with Volatility Cap.”
♦	The business activities of the Issuer or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the any of the UBS V10 Currency Index that are not for the account of holders of Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests of the Issuer and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.
♦	Potentially inconsistent research, opinions or recommendations by the Issuer — We and our affiliates may publish research, express opinion or provide recommendations that are inconsistent with investing in or holding the Securities. Such research, opinions or recommendations may change from time to time without notice and may at times contradict each other. Any such research, opinions or recommendations could affect the value of the Securities.
♦	The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to affect adversely secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial price to public, since the initial price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.
♦	The Securities are not bank deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or other jurisdiction.
♦	The U.S. federal income tax consequences of an investment in the Securities are unclear — You should review carefully the section of the accompanying prospectus supplement entitled “Supplemental U.S. Tax Considerations,” and the section of this free writing prospectus entitled “What are the U.S. federal income tax consequences of an investment in the Securities?” There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the Securities for both U.S. and non-U.S. investors, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Investors are urged to review “Risk Factors” beginning on page PS-8 of the prospectus supplement related to this offering for a more detailed description of the risks related to an investment in the Securities.

What are the U.S. federal income tax consequences of an investment in the Securities?

You should review carefully the section in the accompanying prospectus supplement entitled “Supplemental U.S. Tax Considerations.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid forward contracts for U.S. federal income tax purposes. See “Supplemental U.S. Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts.”

This discussion assumes that the Securities are treated as prepaid forward contracts, unless otherwise stated.

Based on current law, under this treatment you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this free writing prospectus.

Under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), your gain or loss on the sale, exchange, or retirement of a Security will be treated as ordinary income or loss unless, on or before the date on which you acquire your Securities, you make a valid election pursuant to the Treasury regulations governing foreign currency transactions to treat that gain or loss as capital gain or loss. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available. Assuming that you make a valid election, your gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Other possible U.S. federal income tax characterizations of the Securities might also require you to include amounts in income during the term of the Securities and/or might treat all or a portion of the gain or loss on the sale or settlement of the Securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the Securities. For example, it is possible that the Securities could be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In that event, regardless of your method of tax accounting, in each taxable year that you held the Securities you would be required to accrue amounts as ordinary income based on our “comparable yield” for debt with no contingent payments, but that is otherwise similar to the Securities, determined as of the time of issuance of the Securities. In addition, any income on the sale, exchange or retirement of the Securities generally would be treated as ordinary interest income.

In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Please see the accompanying prospectus for a discussion of certain Swiss tax considerations relating to the Securities.

The UBS V10 Currency Index with Volatility Cap

The following is a qualitative description of the UBS V10 Currency Index with Volatility Cap, including its composition and method of calculation. The information in this description has been taken from the UBS Prospectus Supplement filed on November 4, 2009 (the “Prospectus Supplement”). The description in the Prospectus Supplement, and not this description, will govern the calculation and composition of the UBS V10 Currency Index with Volatility Cap and other decisions and actions related to its maintenance. Capitalized terms used but not otherwise defined in this section shall have the meanings set forth in the Prospectus Supplement.

The UBS V10 Currency Index with Volatility Cap (which we sometimes refer to as the “UBS V10 Currency Index” or the “Index”) employs a proprietary short-term foreign exchange trading strategy designed by the Issuer and first published on May 6, 2009. The Index notionally invests in a dynamically adjusted basket (the “Basket”) consisting of equally weighted positions in three-month foreign exchange forward contracts on the U.S. dollar (which we sometimes refer to as “foreign exchange forward contracts”) relative to the following nine currencies (the “Eligible Currencies”): the Australian dollar (AUD), the Canadian dollar (CAD), the Swiss franc (CHF), the euro (EUR), the British pound (GBP), the Japanese yen (JPY), the Norwegian krone (NOK), the New Zealand dollar (NZD) and the Swedish krona (SEK), each against the U.S. dollar. Generally, the Index is based on the view that foreign exchange forward rates are biased estimators of future foreign exchange spot rates, and that currencies that trade at a forward discount (i.e., currencies whose forward exchange rate is lower than the current spot exchange rate) tend to outperform, on average and over time, currencies that trade at a forward premium (i.e., currencies whose forward exchange rate is higher than the current spot exchange rate). This is commonly referred to as “forward rate bias.” The Index is also based on a view that this tendency may be reversed during periods of high volatility in foreign exchange markets when exchange rates may be likely to reverse directions. While historically there has been some empirical evidence to support these views, the basis for these views is not entirely clear.

On each business day, the Eligible Currencies are ranked in descending order based on their respective one-month interest rates as of approximately 12:00 Noon, Zurich time, as determined by the calculation agent. The top three currencies (the “High Yielding Currencies”) and the bottom three currencies (the “Low Yielding Currencies”) are designated as the “Selected Currencies.” At any given time, the Basket will consist of either one hypothetical long position in each of the High Yielding Currencies and one hypothetical short position in each of the Low Yielding Currencies (a “Normal Carry Trade”) or one hypothetical short position in each of the High Yielding Currencies and one hypothetical long position in each of the Low Yielding Currencies (a “Reverse Carry Trade”), based on the level of the Volatility Filter at the time of the designation of the Selected Currencies. Each of the hypothetical long positions will have a notional value of -1/3 of the total notional value of the Basket, and each of the hypothetical short positions shall have a notional value of -1/3 of the total notional value of the Basket. In this manner, the Index will synthetically produce an investment of -1/3 of the notional value of the Basket in each of three “currency pairs.” Each such “currency pair” will consist of two foreign exchange forward contracts: one contract taking a long or short position in a High Yielding Currency against the U.S. dollar and the other contract taking an equal and opposite short or long position in a Low Yielding Currency against the U.S. dollar.

The rankings of the interest rates of the Eligible Currencies are reviewed together with the state of the Volatility Filter on every business day during the term of the Securities at approximately 12:00 noon, Zurich time. Whenever the interest rate rankings have changed such that the composition of the Selected Currencies has changed, then the Basket will be adjusted. The open forward positions in the currencies to be replaced will be closed at prevailing market rates, and new forward positions in the new Selected Currencies will be opened to expire on the next Portfolio Rebalance Date (as defined below). In addition, the Volatility Filter will signal either a Normal Carry Trade when the Filter Level falls below a certain threshold (the “Lower Threshold”) or a Reverse Carry Trade when the Filter Level rises above a certain threshold (the “Upper Threshold”). The Filter Level is determined by applying an algorithm based on fluctuations in the implied one-month volatility of each of the Eligible Currencies versus the U.S. dollar. Should the Filter Level cross either the Lower Threshold or the Upper Threshold such that a change in the carry is required (i.e., moving from a Normal Carry Trade to a Reverse Carry Trade, or vice versa), then all existing open positions will be closed and the appropriate new positions opened to expire on the next Portfolio Rebalance Date. The Upper Threshold is 1.6 and the Lower Threshold is 0.6. The algorithm used to determine the Filter Level is described in greater detail on page PS-19 of the Prospectus Supplement under the caption “The UBS V10 Currency Index—The Volatility Filter.”

If at approximately 12:00 noon, Zurich time, on any business day during the term of the Securities, two Eligible Currencies have the same one-month interest rate, the currency whose interest rate had the greatest relative increase over the course of the last business day will be selected first as a High Yield Currency, or the currency whose interest rate had the greatest relative decrease over the course of the last business day will be chosen first as a Low Yield Currency, as the case may be.

On the last business day of May and November of each year, beginning on November 30, 2009 (each, a “Portfolio Rebalance Date”), each existing forward position contained in the Basket will expire, and a new set of six forward positions will be opened based on the one-month interest rates for the Eligible Currencies and the Volatility Filter. These positions will expire on the next subsequent Portfolio Rebalance Date. The positions will be of equal weight, each with a notional value of one-third of value of the Basket on the Portfolio Rebalance Date. If a Portfolio Rebalance Date occurs on a day that is not a business day, that Portfolio Rebalance Date will be postponed to the next following business day. If a Disruption Event occurs or is continuing on a Portfolio Rebalance Date, the Index Sponsor can postpone such Portfolio Rebalance Date as described in “General Terms of the Securities—Disruption Events” beginning on page PS-26 of the prospectus supplement.

The foreign exchange forward contracts underlying the Index are standard three-month foreign exchange forward contracts traded in the over-the-counter market. The prices of such contracts used to calculate gains and losses from notional settlement of hypothetical positions will be based on the market prices at 4:00 p.m. Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the applicable valuation date.

The level of the Index, the Selected Currencies and the hypothetical positions constituting the notional basket are published by the Index Sponsor on each business day, with published information reflecting the state of the Index at 4:00 p.m., Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination). Index information is available under the symbol “UBFSV10V <Index> ” from Bloomberg and on Reuters page UBFCABSV=UBSL. Reuters and Bloomberg have no obligation to continue to publish the Index and may discontinue publication of the Index at any time in their sole discretion.

Capitalization of the Issuer

The following table sets forth the consolidated capitalization of the Issuer in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2009 (unaudited)	CHF	USD*
	(in millions)
Debt
Short Term Debt issued(1)	105,127	101,408
Long Term Debt issued(1)	140,503	135,533
Total Debt	245,630	236,941
Minority Interest(2)	7,720	7,447
Shareholders’ Equity	39,536	38,138
Total capitalization	292,886	282,526
(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position based on remaining maturities.
(2)	Includes Trust Preferred Securities.
*	Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.96463 (the exchange rate in effect as of September 30, 2009).
Supplemental Plan of Distribution

We will agree to sell to UBS Securities LLC and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Issuer or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest:

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. UBS Securities LLC is not permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

Structured Product Categorization

To help investors identify appropriate Structured Products, the Issuer organizes its Structured Products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by the Issuer as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategiesare structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-722-7370.